TBS International plc Reports Third Quarter and Nine Months 2010 Financial Results

DUBLIN, IRELAND – November 8, 2010 - TBS International plc (NASDAQ: TBSI) announced today its financial and operating results for the three and nine months ended
September 30, 2010.

Three and Nine Months 2010 Highlights:

	Three Months Ended		Three Months Ended
	September 30,		September 30,
Metric	2010	2009	2010	2009
Revenue (thousands)	$99,754	$74,332	$311,063	$217,726
Net (Loss) attributable to TBS International plc (thousands)	$(10,355)	$(18,139)	$(27,876)	$(56,340)
Net (Loss) per ordinary share (basic and diluted)	$(0.34)	$(0.61)	$(0.92)	$(1.89)
Weighted average ordinary shares outstanding (basic and diluted)	30,519,326	29,863,460	30,139,778	29,836,239
EBITDA (thousands) (1)	$21,887	$10,464	$67,353	$26,486
Drydock Days	155	191	338	481

Freight Voyages
Average Daily Voyage TCE	$13,383	$12,296	$14,052	$11,726
Freight Voyage Days	3,024	2,630	8,384	8,728
Revenue tons carried for all cargoes (thousands)	2,540	2,098	7,588	6,694
Average Freight Rate for all cargoes	$29.60	$27.25	$29.02	$27.10
Average Freight Rate excluding Aggregates	$53.64	$46.81	$54.41	$43.75

Time Charter out Voyages
Average Daily Time Charter TCE	$17,260	$11,048	$17,498	$9,255
Time Charter Days	1,262	1,384	4,437	3,411

(1)	EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Loss.

Management Commentary:

Joseph E. Royce, Chairman, Chief Executive Officer and President stated:
“The TBS results for the third quarter 2010 reflect the continuing downward pressure on dry cargo freight rates that began in May, as evidenced by the Baltic Dry Indices, particularly the Indices for handysize and handymax vessels.

We are concentrating on sustaining cargo volumes and seeking to increase market share, despite the lower freights rates, and we continue to employ our Five Star Service to retain our competitive advantage.”

Ferdinand V. Lepere, Senior Executive Vice President and Chief Financial Officer, commented: “As already announced on October 1, 2010, we have entered into forbearance agreements with our lenders expiring on November 14, 2010. As a result, during this 45-day period, we will not be making the principal payments due on such facilities. Our lenders have agreed to forbear from exercising their rights and remedies that arise from the failure to make these principal payments when due. We are in discussions with our banks to restructure the repayment terms of certain facilities and modify our loan covenants. The long-term portion of our outstanding debt as of September 30, 2010 is classified as current debt in our balance sheet. During this forbearance period, we have continued to operate our business as usual, including paying our vendors and paying  interest on our debt.

“At September 30, 2010, our net debt to capitalization ratio was 37.8%. Our cash balance at the end of September 30, 2010 was approximately $15.9 million, excluding $6.6 million of restricted cash to be used to fund payments  for our newbuilding program. During the nine months ended September 30, 2010, we made scheduled debt repayments in the amount of $48.0 million.

“Our newbuilding program for the six Roymar Class multipurpose tweendeckers is progressing well, and we expect  bank financing with The Royal Bank of Scotland to be available for them. We took delivery of our first three vessels in September 2009, March 2010 and September 2010. The three remaining vessels are expected to be delivered in each of the first three quarters of 2011.

“In the third quarter of 2010, we continued our drydocking program and drydocked five vessels for a total of 155 drydocking days.

Results for the Three Months ended September 30, 2010:
For the third quarter ended September 30, 2010, total revenues were $99.8 million, an increase of 34.3% compared to total revenues of $74.3 million for the same period in 2009. Net loss for the third quarter 2010 was $10.4 million, after loss attributable to the non-controlling interests, which is an improvement of 42.5% compared to an $18.1 million loss for the same period in 2009. Loss per ordinary share on a basic and diluted basis were $0.34 in the third quarter of 2010, calculated based on 30,519,326 shares, compared to a loss of $0.61 per share for the third quarter of 2009, calculated based on 29,863,460 shares.

EBITDA, which is a non-GAAP measure, increased to $21.9 million for the quarter ended September 30, 2010 from $10.5 million in 2009. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net (loss).

Revenues:
Total revenues for the third quarter of 2010 were $99.8 million which includes voyage revenues of $75.2 million, time charter revenues of $22.7 million and logistics and other revenues of $1.9 million.

An average of 47 vessels (excluding off-hire) were operated during the third quarter 2010 compared to 44 vessels (excluding off-hire) during the same period in 2009.

Voyage Revenues:
Voyage revenues for the quarter ended September 30, 2010 were $75.2 million, an increase of $18.0 million or 31.5% from $57.2 million for the same period in 2009. The increase in voyage revenue is primarily attributable to the increase in freight rates and revenue tons carried.

Total cargo volume (including aggregates) increased by 442,000 tons or 21.1% to 2,540,000 tons for the quarter ended September 30, 2010, from 2,098,000 tons for the same period in 2009. This increase is mainly attributable to the increase in aggregate revenue tons transported. Non-aggregate revenue tons carried increased by 133,000 tons for third quarter 2010 primarily due to higher steel and metal concentrate cargoes, whereas aggregate revenue tons carried increased by 309,000 tons for third quarter 2010 as compared to third quarter 2009. Freight rates excluding aggregates increased by $6.83 per ton or 14.6% to $53.64 per ton for quarter ended September 30, 2010 from $46.81 per ton during the same period in 2009 and a decrease of 5% from $56.46 per ton for the second quarter 2010.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $13,383 per day for the third quarter of 2010, an increase of 8.8% from $12,296 per day during the third quarter of 2009 and a decrease of 7.5% from $14,463 per day during the second quarter of 2010.

Time Charter Revenues:
Time charter revenues increased by $6.7 million or 41.9% to $22.7 million for the quarter ended September 30, 2010 from $16.0 million for the quarter ended September 30, 2009. The increase was primarily due to higher average charter hire rates.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $17,260 per day for the third quarter of 2010, an increase of 56.2% from $11,048 per day during the same period in 2009 and a decrease of 6.9% from $18,532 per day during the second quarter of 2010.

Expenses:
Total operating expenses for the quarter ended September 30, 2010 increased by $16.5 million or 18.8% to $104.1 million from $87.6 million for the same period in 2009.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, increased by $9.3 million or 36.6% to $34.8 million for the quarter ended September 30, 2010. The rise was primarily due to increases in fuel, commission, stevedore and other cargo-related expenses. Fuel expenses increased as a result of increased average fuel costs, and commission expenses  increased due to a rise in freight and time charter revenues.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, increased by $2.6 million or 9.1% to $31.1 million for the third quarter 2010 as compared to $28.5 million for the third quarter of 2009. The increase in vessel operating expense was mainly due to the inclusion of Log-Star’s results and higher crew related expenses.

General and administrative expenses increased by $2.1 million or 23.1% to $11.2 million for the quarter ended September 30, 2010, primarily due to the inclusion of Log-Star’s results and an increase in salary and related expenses.

Operating expenses for the third quarter 2010 also includes an expense of $1.3 million related to TBS Logistics Incorporated, our cargo and transport management subsidiary.

Results for the Nine Months ended September 30, 2010:
For the nine months ended September 30, 2010, total revenues were $311.1 million, an increase of 42.9% compared to the $217.7 million for the same period 2009. Net loss for the nine months 2010 was $27.9 million, after loss attributable to the non-controlling interests, which is an improvement of 50.4% compared to a loss of $56.3 million  for the same period in 2009. Loss per ordinary share on a basic and diluted basis were $0.92 for the nine months ended September 30, 2010, calculated based on 30,139,778 shares, compared to a loss of $1.89 per share for the same period in 2009, calculated based on 29,836,239 shares. Net loss for the nine months ended September 30, 2010 reflects a $5.2 million loss on the sale of the M/V Savannah Belle and a $5.9 million expense for non-cash equity compensation.

EBITDA, which is a non-GAAP measure, increased by 154.3% to $67.4 million for the nine months ended September 30, 2010 from $26.5 million in 2009. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

An average of 47 vessels (excluding off-hire) were operated during the nine months 2010 compared to 44 vessels (excluding off-hire) during the same period of 2009.

Total revenues of $311.1 million for the nine months 2010, which includes voyage revenues of $220.2 million, time charter revenues of $83.2 million and logistic and other revenues of $7.7 million.

Fleet Development:
On September 2, 2010, TBS took delivery of the M/V Montauk Maiden, the third in the series of six “Roymar Class”, 34,000 dwt multipurpose tweendecker newbuilding vessels that the Company has ordered from China Communications Construction Company/ Nantong Yahua Shipbuilding Group Co., Ltd. for a purchase price of $35.4 million each.

With the delivery of this vessel, TBS’ operational fleet expanded to 49 vessels with an aggregate of 1.48 million dwt, consisting of 27 tweendeckers and 22 handymax/ handysize bulk carriers.

Fleet Expansion and Newbuilding Program:
The TBS Newbuilding Program to construct six Roymar Class multipurpose vessels with retractable tweendecks proceeded with the delivery of three vessels: the first in September 2009, the second in March 2010 and the third in September 2010. The Company expects to take delivery of the three remaining vessels in each of the first three quarters of 2011.

Each of these vessels has box-shaped holds, open hatches and fully retractable hydraulic tweendecks and is geared with 35-and 40-ton cranes combinable up to 80 tons. Each will also have a modern fuel-efficient engine enabling the vessel to operate effectively at 15 knots.

TBS previously entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels. As of September 30, 2010, the Company has made cumulative payments of $77 million to the Shipyard towards the purchase of the three remaining vessels.

Drydock Program and Vessel Upgrade Program:
For 2010, TBS plans  to drydock 16 vessels for approximately 425 drydocking days with a steel renewal of about 1,666 metric tons at a total cost of approximately $16.2 million. This includes two vessels that entered into drydocking during the fourth quarter of 2009.

During the first quarter of 2010, TBS had two vessels that continued in drydock from the fourth quarter of 2009 for 28 days. In addition, two vessels entered into drydock for 45 days, requiring about 100 metric tons of steel. During the second quarter of 2010, five vessels entered into drydock for 85 days, requiring about 481 metric tons of steel. In the third quarter of 2010, TBS drydocked three vessels for 124 days, requiring about 400 metric tons of steel. In addition, two vessels that had entered drydock in the second quarter continued their drydocking for 31 days in this quarter. In the fourth quarter of 2010, TBS plans to drydock four vessels for 87 days, requiring about 700 metric tons of steel.

Conference call and webcast:
Tomorrow, November 9, 2010 at 11:00 a.m. EST, the Company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4218 (from the US) or 1-617-213-4870 (International Dial In). Participant Passcode: 61223734. Participants may pre-register for the call at https://cossprereg.btci.com/prereg/key.process?key=PFUJD7RKC. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 2:00 p.m. EST on Tuesday, November 9, 2010 until Tuesday, November 16, 2010 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 39424480.  A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2010 and 2009
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue
Voyage revenue	$75,196	$57,163	$220,194	$181,417
Time charter revenue	22,656	15,972	83,217	34,311
Logistics revenue (1)	1,655	1,014	7,238	1,550
Other revenue	247	183	414	448
Total revenue	99,754	74,332	311,063	217,726

Operating expenses
Voyage	34,840	25,505	106,888	81,818
Logistics (1)	1,347	754	4,972	1,175
Vessel	31,081	28,502	90,520	82,001
Depreciation and amortization of vessels
and other fixed assets	25,623	23,747	76,853	70,069
General and administrative	11,182	9,086	37,585	26,121
Net loss on sale of vessel (2)			5,154
Total operating expenses	104,073	87,594	321,972	261,184

(Loss) from operations	(4,319)	(13,262)	(10,909)	(43,458)

Other (expenses) and income
Interest expense	(6,623)	(4,863)	(18,191)	(12,840)
Loss on extinguishment of debt (3)			(200)
Interest and other income (expenses)	57	(14)	81	(42)
Total other (expenses) and income, net	(6,566)	(4,877)	(18,310)	(12,882)

Net (loss)	$(10,885)	$(18,139)	$(29,219)	$(56,340)

Less: Net (loss) attributable to
noncontrolling interest (4)	(530)		(1,343)
Net (loss) attributable to TBS International plc	$(10,355)	$(18,139)	$(27,876)	$(56,340)

Loss per share

Net (loss) per ordinary share
Basic and Diluted	$(0.34)	$(0.61)	$(0.92)	$(1.89)
Weighted average ordinary shares outstanding
Basic and Diluted	30,519,326	29,863,460	30,139,778	29,836,239

Operating Data for the Three and Nine Months Ended September 30, 2010 and 2009

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Other Operating Data:
Controlled vessels (at end of period) (5)	49	48	49	48
Chartered vessels (at end of period) (6)	4		4
Freight Voyage days (7)	3,024	2,630	8,384	8,728
Vessel days (8)	4,650	4,425	13,634	13,151
Revenue tons carried for all cargoes (9)	2,540	2,098	7,588	6,694
Freight rates for all cargoes (10)	$29.60	$27.25	$29.02	$27.10
Revenue tons carried other than aggregate cargoes (9) (11)	1,196	1,063	3,516	3,513
Freight rates for other than aggregate cargoes (10) (11)	$53.64	$46.81	$54.41	$43.75
Time Charter days	1,262	1,384	4,437	3,411
Daily charter hire rates	$17,953	$11,540	$18,756	$10,059
TCE per day-Freight Voyages (12)	$13,383	$12,296	$14,052	$11,726
TCE per day-Time Charters-Out (13)	$17,260	$11,048	$17,498	$9,255

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services as part of TBS’ Five Star Service to customers which began operations in the fourth quarter of 2007.

(2)
On June 29, 2010, the Company signed a Memorandum of Agreement to sell the M/V Savannah Belle. The cost of vessel and improvements less accumulated depreciation totaled to $7.6 million on September 30, 2010. The sale was completed in July 20, 2010. Net proceeds from the sale were used to pay down the BOA Revolver. A $5.2 million charge was recorded on June 30, 2010 to adjust the vessel held for sale to its net realized value.

(3)	In 2010 the loss on extinguishment of debt represents the write-off of unamortized deferred financing costs in connection with the loan modifications subsequent to March 31, 2010.

(4)	Represents a 30% non controlling interest held by LOG.STAR NAVEGACAO S.A.

(5)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of
September 30, 2010, two vessels in the controlled fleet were chartered-in with an option to purchase.

(6)
Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase. Includes three Brazilian flagged vessels chartered in under a bareboat charter through our joint venture LOG.STAR NAVEGACAO S.A.

(7)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(8)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(9)	In thousands.

(10)
Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(11)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(12)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue (excluding relets) less voyage expenses during the period divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses.  TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(13)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out are defined as time charter revenue during the period reduced principally by commissions and certain voyage costs (for which TBS is responsible under some of the time charter contracts) divided by the number of available time charter days during the period.  Commission for vessels that are time chartered out for the three and nine months ended September 30, 2010 and September 30, 2009 were $1.0 million and $3.7 million and $0.7 million and $1.4 million, respectively. Voyage costs incurred under some time charters were $1.9 million and $1.3 million for the nine months ending September 30, 2010 and 2009, respectively. Voyage costs in 2010 relate to port costs incurred in connection with some of the time charter out of vessel in the Brazilian coastal trade. Additionally voyage costs in 2010  and 2009 reflect fuel costs related to fuel price differentials (caused by volatility in the fuel market) and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	September 30,	December 31,
	2010	2009

Balance Sheet Data (In thousands):
Cash and cash equivalents	$15,938	$51,040
Restricted cash	6,575	8,675
Working capital (deficit)	(297,663)	(285,823)
Total assets	906,794	953,588

Total debt, including current portion	328,259	351,247
Total shareholders' equity	513,154	537,728

Non-GAAP Reconciliations

Please find below TBS’ EBITDA reconciliation for the three and nine months ended September 30, 2010 and 2009.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
EBITDA Reconciliation (In thousands):
Net (loss) attributable to TBS International plc	$(10,355)	$(18,139)	$(27,876)	$(56,340)
Net interest expense	6,619	4,856	18,376	12,757
Depreciation and Amortization	25,623	23,747	76,853	70,069
EBITDA	$21,887	$10,464	$67,353	$26,486

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current beliefs and assumptions.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following:

•	the company’s ability to reach agreements with its lenders to amend its credit facilities and its ability to obtain waivers of, or cure, defaults under its credit facilities;
•	the company’s ability to maintain financial ratios and comply with the financial covenants required by its credit facilities as amended;
•	the company’s ability to finance its operations and raise additional capital on commercially reasonable terms or at all;
•	changes in demand for and pricing of the company’s services, both of which are difficult to predict due to continuing economic uncertainty;
•	the effect of a decline in vessel valuations;
•
changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the  International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns, which may significantly affect overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	additional material declines or continued weakness in shipping rates;
•	changes in general domestic and international political conditions;
•
changes in the condition of the company’s vessels or applicable maintenance or regulatory standards which may affect, among other things, the company’s anticipated drydocking or maintenance and repair costs;

•	increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining  multipurpose tweendeckers on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

•	the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from the company’s jurisdiction of incorporation;
•	Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and
•	other factors that are described in the “Risk Factors” sections of reports filed with the Securities and Exchange Commission.

About TBS International plc
TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers.  Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.  Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com